Exhibit 99.1

Press Release For immediate release

Invesco Reports Results for the Three Months and Year Ended December 31, 2025

Investor Relations Contacts: Media Relations Contact:	Greg Ketron Jennifer Church Andrea Raphael	404-724-4299 404-439-3428 212-323-4202

Invesco Announces Fourth Quarter Diluted EPS of $(2.61); Adjusted Diluted EPS(1) of $0.62
A non-cash intangible impairment of $1.8 billion negatively impacted Fourth Quarter Diluted EPS by $3.01

Atlanta, January 27, 2026 -- Invesco Ltd. (NYSE: IVZ) today reported financial results for the three months and year ended December 31, 2025.
•$19.1 billion of net long-term inflows for the quarter, primarily driven by ETFs and Index and China JV
•$81.2 billion of net long-term inflows for the full year 2025, primarily driven by ETFs and Index, China JV, and Fundamental Fixed Income
•$2.2 trillion in ending AUM, an increase of 2.1% from the prior quarter and an increase of 17.5% from the prior year-end
•(86.2)% operating margin in Q4 2025 includes a $1.8 billion non-cash intangible asset impairment; 36.4% adjusted operating margin(1) was not impacted by the intangible impairment
•Continued balance sheet strength - repurchased $500 million of the company's outstanding Series A Preferred Stock held by MassMutual on December 15, 2025 and during the quarter repaid the remaining $240 million of the $500 million 3-year bank term loan entered into in the second quarter of 2025
•On December 20, 2025, Invesco QQQ Trust converted to an open-end fund ETF
•Completed the sale of intelliflo and 60% of our interest in Invesco Asset Management (India) Private Limited

Update from Andrew Schlossberg, President and CEO

"2025 marked a year of significant milestones for Invesco. We unlocked value across the organization, accelerated profitable growth, delivered for our clients, and executed strategic priorities to position the firm for the evolving global asset management market. We ended the quarter with record assets under management of $2.2 trillion with strong net long-term inflows of over $19 billion, or 5% annualized organic growth. We generated another quarter of positive operating leverage with strong revenue growth and good expense management. This translated to significant improvement in our operating margin. We strengthened the balance sheet through further reductions in preferred stock and repayment of debt, while continuing to repurchase common shares as we prioritize deleveraging the balance sheet and returning capital to shareholders.”

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(1) Represents non-GAAP financial measure. See the information on pages 10 through 13 for a reconciliation to the most directly comparable U.S. GAAP measure.

Net flows:
Net long-term inflows were $19.1 billion for the fourth quarter of 2025 as compared to $28.9 billion in the third quarter.

Retail and Institutional net long-term inflows were $10.2 billion and $8.9 billion, respectively. Net long-term flows by investment capability include net long-term inflows from ETFs and Index of $11.9 billion, China JV of $8.9 billion, Fundamental Fixed Income of $2.2 billion, QQQ(1) of $1.5 billion, and Private Markets of $0.3 billion, partially offset by net long-term outflows from Fundamental Equities of $5.5 billion and Multi-Asset/Other of $0.2 billion. On a geographic basis, the Asia Pacific and EMEA regions achieved net long-term inflows of $14.1 billion and $6.2 billion, respectively, while the Americas region experienced net long term outflows of $1.2 billion.

Net market gains increased AUM in the fourth quarter by $10.7 billion and foreign exchange rate movements decreased AUM by $1.7 billion. We had inflows of $11.7 billion from non-management fee earning products and outflows of $0.3 billion from money market funds during the quarter. Ending AUM increased 2.1% and average AUM increased 4.9% during the fourth quarter.

Summary of net flows (in billions)	Q4-25	Q3-25	Q4-24	2025	2024
Long-term inflows	$135.9	$138.4	$133.7	$515.0	$419.0
Long-term outflows	(116.8)	(109.5)	(108.1)	(433.8)	(353.9)
Net long-term flows (1)	19.1	28.9	25.6	81.2	65.1
Non-management fee earning AUM (1)	11.7	2.6	10.2	22.1	29.8
Money market	(0.3)	(5.4)	25.1	1.1	23.4
Total net flows	$30.5	$26.1	$60.9	$104.4	$118.3

Annualized long-term organic growth rate (2)	4.8%	7.9%	7.8%	5.7%	5.3%

(1) Non-management fee earning flows reflect the Invesco QQQ fund flows prior to its restructuring from a unit investment trust ETF to an open-end fund ETF on December 20, 2025; following the restructuring, the fund’s flows are included in long-term flows.
(2) Annualized long-term organic growth rate is calculated using net long-term flows (annualized) divided by average long-term AUM for the period. Long-term AUM excludes money market and non-management fee earning AUM.

Fourth Quarter Highlights:

Financial Results	Q4-25		Q3-25		Q4-25 vs. Q3-25	Q4-24		Q4-25 vs. Q4-24
U.S. GAAP Financial Measures
Operating revenues	$1,692.0	m	$1,640.4	m	3.1%	$1,593.0	m	6.2%
Operating income/(loss)	($1,458.1	m)	$270.9	m	N/A	$311.7	m	N/A
Operating margin	(86.2%)		16.5%			19.6%
Net income/(loss) attributable to Invesco Ltd.	($1,186.2	m)	$301.3	m	N/A	$209.3	m	N/A
Diluted EPS	($2.61)		$0.66		N/A	$0.46		N/A

Adjusted Financial Measures (1)
Net revenues	$1,258.9	m	$1,186.3	m	6.1%	$1,157.2	m	8.8%
Adjusted operating income	$457.8	m	$406.1	m	12.7%	$390.1	m	17.4%
Adjusted operating margin	36.4%		34.2%			33.7%
Adjusted net income attributable to Invesco Ltd.	$280.9	m	$275.4	m	2.0%	$237.3	m	18.4%
Adjusted diluted EPS	$0.62		$0.61		1.6%	$0.52		19.2%

Assets Under Management
Ending AUM	$2,169.9	bn	$2,124.8	bn	2.1%	$1,846.0	bn	17.5%
Average AUM	$2,161.8	bn	$2,060.4	bn	4.9%	$1,824.4	bn	18.5%

Headcount	7,499		8,368		(10.4)%	8,508		(11.9)%

2025 Highlights:

Financial Results	2025		2024		% Change
U.S. GAAP Financial Measures
Operating revenues	$6,377.1	m	$6,067.0	m	5.1%
Operating income/(loss)	($695.7	m)	$832.1	m	N/A
Operating margin	(10.9%)		13.7%
Net income/(loss) attributable to Invesco Ltd.	($726.3	m)	$538.0	m	N/A
Diluted EPS	($1.60)		$1.18		N/A

Adjusted Financial Measures (1)
Net revenues	$4,658.5	m	$4,400.5	m	5.9%
Adjusted operating income	$1,557.8	m	$1,370.7	m	13.6%
Adjusted operating margin	33.4%		31.1%
Adjusted net income attributable to Invesco Ltd.	$922.0	m	$781.7	m	17.9%
Adjusted diluted EPS	$2.03		$1.71		18.7%

Assets Under Management
Ending AUM	$2,169.9	bn	$1,846.0	bn	17.5%
Average AUM	$2,000.1	bn	$1,712.2	bn	16.8%
(1) Represents non-GAAP financial measure. See the information on pages 10 through 13 for a reconciliation to the most directly comparable U.S. GAAP measure.

U.S. GAAP Operating Results:

Fourth Quarter 2025 compared to Third Quarter 2025

Operating revenues and expenses: Operating revenues increased $51.6 million in the fourth quarter of 2025 compared to the third quarter. Investment management fees increased $44.7 million as a result of higher average AUM and the revenue earned from Invesco QQQ Trust following its conversion to an open-end fund ETF on December 20, 2025. Service and distribution fees decreased $18.0 million due to lower pass through service and distribution revenues. Performance fees were $28.9 million and were earned primarily from multi-asset/other, fundamental equities and private markets real estate products. Foreign exchange rate changes decreased operating revenues by $5.7 million.

Operating expenses increased $1,780.6 million in the fourth quarter of 2025 compared to the third quarter primarily due to a $1,794.9 million non-cash impairment of our indefinite-lived intangible assets related to prior acquisitions of management contracts of U.S. retail mutual funds. Excluding the intangible asset impairment, operating expenses decreased $14.3 million. Third party distribution, service and advisory costs increased $0.8 million. Employee compensation expense decreased $15.4 million primarily due to a decrease in expense related to the mark-to-market on deferred compensation liabilities in the fourth quarter and the impact of previously announced divestitures of intelliflo and 60% of our interest in Invesco Asset Management (India) Private Limited. Marketing expenses increased $3.7 million. Property, office and technology costs decreased $0.5 million. General and administrative expenses decreased $2.6 million. Foreign exchange rate changes decreased operating expenses by $4.3 million.

Non-operating income and expenses: Equity in earnings of unconsolidated affiliates was $25.4 million, earned primarily from our China joint venture. Interest and dividend income was $21.6 million earned from deferred compensation and seed capital investments as well as cash and cash equivalents. Interest expense was $23.0 million, a decrease of $2.7 million compared to the third quarter, primarily due to the early repayment of the 3-year bank term loan entered into in the second quarter of 2025. Other gains and losses were a net gain of $21.3 million primarily driven by the divestitures of intelliflo and 60% of our interest in Invesco Asset Management (India) Private Limited. Other income/(expense) of consolidated investment products (CIP) was a gain of $67.4 million, primarily driven by market gains on the underlying investments held by the funds and net interest income.

The tax provision was a benefit of $(349.5) million in the fourth quarter of 2025 as compared to a benefit of $(9.7) million in the third quarter, resulting in effective tax rates of 26.0% and (2.8)% in the fourth and third quarters, respectively. The benefit in the fourth quarter was due to the pre-tax loss and was increased by the favorable impact of the reversal of reserves for uncertain tax positions due to the expiration of statutes of limitations and the favorable tax impact related to the sale of intelliflo. The benefit in the third quarter was due to the reversal of a reserve for uncertain tax positions due to the favorable resolution of a tax matter.

Diluted earnings per common share: Diluted earnings per common share was $(2.61) for the fourth quarter of 2025 which was negatively impacted by the intangible impairment.

Fourth Quarter 2025 compared to Fourth Quarter 2024

Operating revenues and expenses: Operating revenues increased $99.0 million in the fourth quarter of 2025 compared to the fourth quarter of 2024. Investment management fees increased $102.1 million driven by higher average AUM and the revenue earned from Invesco QQQ Trust following its conversion to an open-end fund ETF. Performance fees decreased $5.2 million. Foreign exchange rate changes increased operating revenues by $21.3 million.

Excluding the intangible asset impairment, Operating expenses increased $73.9 million in the fourth quarter of 2025 compared to the fourth quarter of 2024. Third-party distribution, service and advisory costs increased $32.5 million primarily due to higher average AUM. Employee compensation expenses increased $42.4 million primarily due to an increase in expense related to common share-based awards and other long-term awards due to changes to the retirement criteria for vesting adopted in the third quarter of 2024. The increase in compensation expenses also included an increase in expense related to the mark-to-market on deferred compensation liabilities. Property, office and technology costs decreased $12.6 million due to lower technology and property costs. General and administrative expenses increased $13.7 million primarily due to loss recoveries received in the fourth quarter of 2024. Foreign exchange rate changes increased operating expenses by $17.2 million.

Non-operating income and expenses: Equity in earnings of unconsolidated affiliates increased $5.3 million in the fourth quarter of 2025 compared to the fourth quarter of 2024 primarily driven by higher earnings from our China joint venture investment, partially offset by a loss on our private markets investments. Interest expense increased $10.6 million in the fourth quarter of 2025 compared to the fourth quarter of 2024 as a result of the bank term loans entered into in the second quarter of 2025. Other gains/(losses) increased $41.4 million primarily due to the previously announced divestitures, as well as market changes on deferred compensation and seed capital investments compared to the fourth quarter of last year. Other income/(expense) of CIP increased $73.9 million primarily due to higher market gains on the underlying investments held by the funds.

The tax provision was a benefit of $(349.5) million in the fourth quarter of 2025 as compared to an expense of $78.6 million in the fourth quarter of 2024, resulting in effective tax rates of 26.0% and 24.8% in the fourth quarters of 2025 and 2024, respectively.

Adjusted(1) Operating Results:

Fourth Quarter 2025 compared to Third Quarter 2025

Net revenue and adjusted operating expenses: Net revenues in the fourth quarter 2025 increased $72.6 million compared to the third quarter due to higher average AUM and the revenue earned from Invesco QQQ Trust following its conversion.

Adjusted operating expenses increased $20.9 million compared to the third quarter. Employee compensation expenses increased $6.5 million primarily related to variable compensation costs. Marketing expenses increased $3.9 million. General and administrative expenses increased $11.0 million primarily due to higher professional fees and other administrative expenses.
Adjusted operating income increased $51.7 million compared to the third quarter. Adjusted operating margin increased to 36.4% from 34.2%.

Non-operating income and expenses: Equity in earnings of unconsolidated affiliates was a market loss of $22.4 million. Other gains/(losses) were a net gain of $25.5 million, primarily due to the previously announced divestitures. Interest and dividend income was $11.4 million.

The effective tax rate on adjusted net income was 21.0% in the fourth quarter of 2025 as compared to 11.2% in the third quarter. The effective tax rate in the third quarter was lower than the fourth quarter primarily due to the reversal of a reserve for uncertain tax positions related to the favorable resolution of a tax matter in the third quarter.

Adjusted diluted earnings per common share was $0.62 for the fourth quarter 2025.

Fourth Quarter 2025 compared to Fourth Quarter 2024

Net revenues and adjusted operating expenses: Net revenue in the fourth quarter of 2025 increased $101.7 million compared to the fourth quarter of 2024 driven by higher average AUM and the revenue earned from Invesco QQQ Trust following its conversion. Foreign exchange rate changes increased net revenues by $15.6 million.

Adjusted operating expenses in the fourth quarter of 2025 increased $34.0 million compared to the fourth quarter of 2024. Employee compensation expenses increased primarily due to higher expense related to common share-based awards and other long-term awards. Higher General and administrative expenses due to higher professional fees were partially offset by lower Property, office and technology costs. Foreign exchange rate changes increased adjusted operating expenses by $9.1 million.

Adjusted operating income increased $67.7 million compared to the fourth quarter of 2024. Adjusted operating margin increased to 36.4% from 33.7%.

Non-operating income and expenses: Equity in earnings of unconsolidated affiliates in the fourth quarter of 2025 decreased $33.3 million compared to the fourth quarter of 2024 primarily driven by market losses on the underlying investments held by the funds. Other gains/(losses) increased $25.6 million primarily due to the previously announced divestitures.

The effective tax rate on adjusted net income was 21.0% in the fourth quarter of 2025 as compared to 22.2% in the fourth quarter of 2024.
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(1) Represents non-GAAP financial measure. See the information on pages 10 through 13 for a reconciliation to the most directly comparable U.S. GAAP measure.

Capital Management:
Cash and cash equivalents: $1,037.5 million at December 31, 2025 ($973.1 million at September 30, 2025).

Preferred stock repurchase: On December 15, 2025, the company repurchased $500 million of the outstanding Series A Preferred Stock. This brings the total repurchased in 2025 to $1.5 billion, reducing the outstanding balance of the Series A Preferred Stock to $2.5 billion at year-end.

Debt: $1,825.1 million at December 31, 2025 ($1,624.6 million at September 30, 2025). The credit facility balance was $437.7 million as of December 31, 2025 (zero at September 30, 2025), primarily due to the $500.0 million repurchase of the Series A Preferred Stock during the fourth quarter. During the fourth quarter of 2025, the company repaid the remaining $240.0 million of the $500.0 million 3-year bank term loan entered into in the second quarter of 2025.

Common share repurchases: During the fourth quarter of 2025, the company repurchased 1.0 million common shares for $25 million in the open market.

Common shares outstanding (end of period): 444.0 million

Diluted common shares outstanding (end of period): 453.2 million

Dividends paid: $94.6 million (common); $44.4 million (preferred)

Common dividends declared: The company is announcing a fourth quarter cash dividend of $0.21 per share to holders of common shares. The dividend is payable on March 3, 2026, to common shareholders of record at the close of business on February 13, 2026, with an ex-dividend date of February 13, 2026.

Preferred dividends declared: The company is announcing a preferred cash dividend of $14.75 per share representing the period from December 1, 2025 through February 28, 2026. The preferred dividend is payable on March 2, 2026.

About Invesco Ltd.

Invesco is a global independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. Our distinctive investment teams deliver a comprehensive range of active, passive and alternative investment capabilities. With clients in more than 120 countries, Invesco managed $2.2 trillion in assets on behalf of clients worldwide as of December 31, 2025. For more information, visit invesco.com/corporate.

Members of the investment community and general public are invited to listen to the conference call today, January 27, 2026, at 9:00 a.m. ET by dialing one of the following numbers: 1-866-803-2143 for U.S. and Canadian callers or 1-210-792-1098 for international callers, using the Passcode: Invesco. An audio replay of the conference call will be available until Thursday, February12, 2026 by calling 1-866-360-7726 for U.S. and Canadian callers or 1-203-369-0178 for international callers. A presentation highlighting the company's performance will be available during a live Webcast and on Invesco's Website at invesco.com/corporate.

# # #

This release, and comments made in the associated conference call today, may include “forward-looking statements.” Forward-looking statements include information concerning future results of our operations, expenses, earnings, liquidity, cash flow, capital expenditures, and assets under management and could differ materially from events that actually occur in the future due to known and unknown risks and other important factors, including, but not limited to, industry or market conditions, geopolitical events including wars, global trade tensions, tariffs, natural disasters and pandemics or health crises and their respective potential impact on the company, acquisitions and divestitures, debt and our ability to obtain additional financing or make payments, regulatory developments, demand for and pricing of our products and other aspects of our business or general economic conditions. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. None of this information should be considered in isolation from, or as a substitute for, historical financial statements.

Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from our expectations. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our most recent Form 10-K and subsequent Forms 10-Q, filed with the Securities and Exchange Commission. You may obtain these reports from the SEC’s website at www.sec.gov. We expressly disclaim any obligation to update the information in any public disclosure if any forward-looking statement later turns out to be inaccurate.

Invesco Ltd.
U.S. GAAP Condensed Consolidated Income Statements
(Unaudited, in millions, other than per share amounts)

	Q4-25	Q3-25	% Change	Q4-24	% Change
Operating revenues:
Investment management fees	$1,229.4	$1,184.7	3.8%	$1,127.3	9.1%
Service and distribution fees	382.7	400.7	(4.5)%	380.8	0.5%
Performance fees	28.9	6.5	344.6%	34.1	(15.2)%
Other	51.0	48.5	5.2%	50.8	0.4%
Total operating revenues	1,692.0	1,640.4	3.1%	1,593.0	6.2%
Operating expenses:
Third-party distribution, service and advisory	559.1	558.3	0.1%	526.6	6.2%
Employee compensation	506.2	521.6	(3.0)%	463.8	9.1%
Marketing	23.8	20.1	18.4%	23.7	0.4%
Property, office and technology	108.7	109.2	(0.5)%	121.3	(10.4)%
General and administrative	148.7	151.3	(1.7)%	135.0	10.1%
Amortization and impairment of intangible assets	1,803.6	9.0	19,940.0%	10.9	16,446.8%
Total operating expenses	3,150.1	1,369.5	130.0%	1,281.3	145.9%
Operating income/(loss)	(1,458.1)	270.9	N/A	311.7	N/A
Other income/(expense):
Equity in earnings of unconsolidated affiliates	25.4	34.8	(27.0)%	20.1	26.4%
Interest and dividend income	21.6	10.5	105.7%	24.6	(12.2)%
Interest expense	(23.0)	(25.7)	(10.5)%	(12.4)	85.5%
Other gains/(losses), net	21.3	(0.8)	N/A	(20.1)	N/A
Other income/(expense) of CIP, net	67.4	57.0	18.2%	(6.5)	N/A
Income/(loss) before income taxes	(1,345.4)	346.7	N/A	317.4	N/A
Income tax (provision)/benefit	349.5	9.7	3,503.1%	(78.7)	N/A
Net income/(loss)	(995.9)	356.4	N/A	238.7	N/A
Net (income)/loss attributable to noncontrolling interests in consolidated entities	(65.2)	(10.7)	509.3%	29.8	N/A
Less: Dividends declared on preferred shares	(44.4)	(44.4)	—%	(59.2)	(25.0)%
Less: Cost of preferred share repurchase	(80.7)	$—	N/A	$—	N/A
Net income/(loss) attributable to Invesco Ltd.	$(1,186.2)	$301.3	N/A	$209.3	N/A

Earnings per common share:
---basic	$(2.63)	$0.67	N/A	$0.46	N/A
---diluted	$(2.61)	$0.66	N/A	$0.46	N/A

Average common shares outstanding:
---basic	451.2	452.4	(0.3)%	453.3	(0.5)%
---diluted	453.8	454.6	(0.2)%	454.1	(0.1)%

Invesco Ltd.
U.S. GAAP Condensed Consolidated Income Statements
(Unaudited, in millions, other than per share amounts)

	For the year ended December 31,
	2025	2024	% Change
Operating revenues:
Investment management fees	$4,615.3	$4,342.3	6.3%
Service and distribution fees	1,518.1	1,479.7	2.6%
Performance fees	41.5	46.4	(10.6)%
Other	202.2	198.6	1.8%
Total operating revenues	6,377.1	6,067.0	5.1%
Operating expenses:
Third-party distribution, service and advisory	2,127.1	2,025.6	5.0%
Employee compensation	2,002.8	2,014.2	(0.6)%
Marketing	84.0	81.3	3.3%
Property, office and technology	450.0	474.3	(5.1)%
General and administrative	576.5	594.7	(3.1)%
Amortization and impairment of intangible assets	1,832.4	44.8	3,990.2%
Total operating expenses	7,072.8	5,234.9	35.1%
Operating income/(loss)	(695.7)	832.1	N/A
Other income/(expense):
Equity in earnings of unconsolidated affiliates	104.8	43.0	143.7%
Interest and dividend income	53.9	58.9	(8.5)%
Interest expense	(82.5)	(58.0)	42.2%
Other gains/(losses), net	55.9	47.7	17.2%
Other income/(expense) of CIP, net	184.2	81.6	125.7%
Income/(loss) before income taxes	(379.4)	1,005.3	N/A
Income tax (provision)/benefit	204.6	(252.9)	N/A
Net income/(loss)	(174.8)	752.4	N/A
Net (income)/loss attributable to noncontrolling interests in consolidated entities	(106.9)	22.4	N/A
Less: Dividends declared on preferred shares	(204.6)	(236.8)	(13.6)%
Less: Cost of preferred share repurchase	(240.0)	—	N/A
Net income/(loss) attributable to Invesco Ltd.	$(726.3)	$538.0	N/A

Earnings per common share:
---basic	$(1.60)	$1.18	N/A
---diluted	$(1.60)	$1.18	N/A

Average common shares outstanding:
---basic	452.6	457.0	(1.0)%
---diluted	455.0	457.7	(0.6)%

Invesco Ltd.
Non-GAAP Information and Reconciliations

We utilize the following non-GAAP performance measures: Net revenues (and by calculation, Net revenue yield on AUM), Adjusted operating income, Adjusted operating margin, Adjusted net income attributable to Invesco Ltd., and Adjusted diluted EPS. We believe the adjusted measures provide valuable insight into our ongoing operational performance and assist in comparisons to our competitors. These measures also assist management with the establishment of operational budgets and forecasts. The most directly comparable U.S. GAAP measures are Operating revenues (and by calculation, gross revenue yield on AUM), Operating income, Operating margin, Net income attributable to Invesco Ltd., and Diluted EPS.

The following are reconciliations of Operating revenues, Operating income (and by calculation, operating margin), and Net income attributable to Invesco Ltd. (and by calculation, diluted EPS) on a U.S. GAAP basis to a non-GAAP basis of Net revenues, Adjusted operating income (and by calculation, Adjusted operating margin), and Adjusted net income attributable to Invesco Ltd. (and by calculation, Adjusted diluted EPS). In addition, a reconciliation of Adjusted operating expenses is provided below, together with reconciliations of the U.S. GAAP Operating expense lines to provide further analysis of the non-GAAP adjustments. These non-GAAP measures should not be considered as substitutes for any U.S. GAAP measures and may not be comparable to other similarly titled measures of other companies. The tax effect of the reconciling items is based on the tax jurisdiction attributable to the transactions. These measures are described more fully in the company's Forms 10-K and 10-Q. Refer to these public filings for additional information about the company's non-GAAP performance measures.

Reconciliation of Operating revenues to Net revenues:

	Quarter			Year
(in millions)	Q4-25	Q3-25	Q4-24	2025	2024
Operating revenues, U.S. GAAP basis	$1,692.0	$1,640.4	$1,593.0	$6,377.1	$6,067.0
Revenue Adjustments (1)
Investment management fees	(251.7)	(236.8)	(213.5)	(909.3)	(816.6)
Service and distribution fees	(272.3)	(286.0)	(271.5)	(1,070.6)	(1,048.8)
Other	(35.1)	(35.5)	(41.6)	(147.2)	(160.2)
Total Revenue Adjustments	(559.1)	(558.3)	(526.6)	(2,127.1)	(2,025.6)
Invesco Great Wall (2)	112.3	94.3	80.4	364.0	318.1
CIP (3)	13.7	9.9	10.4	44.5	41.0
Net revenues	$1,258.9	$1,186.3	$1,157.2	$4,658.5	$4,400.5

Reconciliation of Operating income/(loss) to Adjusted operating income:

	Quarter			Year
(in millions)	Q4-25	Q3-25	Q4-24	2025	2024
Operating income/(loss), U.S. GAAP basis	$(1,458.1)	$270.9	$311.7	$(695.7)	$832.1
Invesco Great Wall (2)	75.8	68.0	43.1	234.0	163.3
CIP (3)	18.6	28.6	17.0	84.6	60.2
Amortization and impairment of intangible assets (4)	1,803.6	9.0	10.9	1,832.4	44.8
Compensation expense related to market valuation changes in deferred compensation liabilities(5)	17.9	29.6	4.9	77.6	70.2
One-time acceleration of compensation expense for outstanding long-term awards (6)	—	—	—	—	147.6
Severance (7)	—	—	—	16.9	—
Software impairment (8)	—	—	—	8.0	—
General and administrative (9)	—	—	2.5	—	52.5
Adjusted operating income	$457.8	$406.1	$390.1	$1,557.8	$1,370.7

Operating margin (10)	(86.2)%	16.5%	19.6%	(10.9)%	13.7%
Adjusted operating margin (11)	36.4%	34.2%	33.7%	33.4%	31.1%

Reconciliation of Net income attributable to Invesco Ltd. to Adjusted net income attributable to Invesco Ltd.

	Quarter			Year
(in millions)	Q4-25	Q3-25	Q4-24	2025	2024
Net income/(loss) attributable to Invesco Ltd., U.S. GAAP basis	$(1,186.2)	$301.3	$209.3	$(726.3)	$538.0
Adjustments (excluding tax):
Amortization and impairment of intangible assets (4)	1,803.6	9.0	10.9	1,832.4	44.8
Deferred compensation net market valuation changes (5)	7.3	0.1	13.6	8.5	17.6
One-time acceleration of compensation expense for outstanding long-term awards (6)	—	—	—	—	147.6
Severance (7)	—	—	—	16.9	—
Software impairment (8)	—	—	—	8.0	—
General and administrative (9)	—	—	2.5	—	52.5
Total adjustments excluding tax	$1,810.9	$9.1	$27.0	$1,865.8	$262.5
Impact of deferred income tax rate change(12)	—	(39.0)	—	(39.0)	—
Tax adjustment for amortization of intangible assets and goodwill (13)	4.3	4.0	4.3	16.4	17.6
Tax adjustment for impairment of intangible assets (14)	(427.0)	—	—	(427.0)	—
Other tax effects of adjustments above	(1.8)	—	(3.3)	(7.9)	(36.4)
Cost of preferred stock repurchase (15)	80.7	—	—	240.0	—
Adjusted Net income attributable to Invesco Ltd.	$280.9	$275.4	$237.3	$922.0	$781.7

Average common shares outstanding - diluted	453.8	454.6	454.1	455.0	457.7
Diluted EPS	$(2.61)	$0.66	$0.46	$(1.60)	$1.18
Adjusted diluted EPS (16)	$0.62	$0.61	$0.52	$2.03	$1.71

Reconciliation of Operating expenses to Adjusted operating expenses:

	Quarter			Year
(in millions)	Q4-25	Q3-25	Q4-24	2025	2024
Operating expenses, U.S. GAAP basis	$3,150.1	$1,369.5	$1,281.3	$7,072.8	$5,234.9
Invesco Great Wall (2)	36.5	26.3	37.3	130.0	154.8
Third party distribution, service, and advisory expenses	(559.1)	(558.3)	(526.6)	(2,127.1)	(2,025.6)
CIP (3)	(4.9)	(18.7)	(6.6)	(40.1)	(19.2)
Amortization and impairment of intangible assets (4)	(1,803.6)	(9.0)	(10.9)	(1,832.4)	(44.8)
Compensation expense related to market valuation changes in deferred compensation liabilities (5)	(17.9)	(29.6)	(4.9)	(77.6)	(70.2)
One-time acceleration of compensation expense for outstanding long-term awards (6)	—	—	—	—	(147.6)
Severance (7)	—	—	—	(16.9)	—
Software impairment (8)	—	—	—	(8.0)	—
General and administrative (9)	—	—	(2.5)	—	(52.5)
Adjusted operating expenses	$801.1	$780.2	$767.1	$3,100.7	$3,029.8

Employee compensation, U.S. GAAP basis	$506.2	$521.6	$463.8	$2,002.8	$2,014.2
Invesco Great Wall (2)	24.3	14.1	26.2	81.6	111.4
Compensation expense related to market valuation changes in deferred compensation liabilities (5)	(17.9)	(29.6)	(4.9)	(77.6)	(70.2)
One-time acceleration of compensation expense for outstanding long-term awards (6)	—	—	—	—	(147.6)
Severance (7)	—	—	—	(16.9)	—
Adjusted employee compensation	$512.6	$506.1	$485.1	$1,989.9	$1,907.8

Marketing, U.S. GAAP basis	$23.8	$20.1	$23.7	$84.0	$81.3
Invesco Great Wall (2)	4.1	3.9	2.3	14.2	8.6
Adjusted marketing	$27.9	$24.0	$26.0	$98.2	$89.9

Property, office and technology, U.S. GAAP basis	$108.7	$109.2	$121.3	$450.0	$474.3
Invesco Great Wall (2)	4.2	4.2	4.3	16.9	17.6
Software impairment (8)	—	—	—	(8.0)	—
Adjusted property, office and technology	$112.9	$113.4	$125.6	$458.9	$491.9

General and administrative, U.S. GAAP basis	$148.7	$151.3	$135.0	$576.5	$594.7
Invesco Great Wall (2)	3.9	4.1	4.5	17.3	17.2
CIP (3)	(4.9)	(18.7)	(6.6)	(40.1)	(19.2)
Regulatory matters (9)	—	—	(2.5)	—	(52.5)
Adjusted general and administrative	$147.7	$136.7	$130.4	$553.7	$540.2

Amortization and impairment of intangible assets, U.S. GAAP basis	$1,803.6	$9.0	$10.9	$1,832.4	$44.8
Amortization and impairment of intangible assets (4)	(1,803.6)	(9.0)	(10.9)	(1,832.4)	(44.8)
Adjusted amortization and impairment of intangible assets	$—	$—	$—	$—	$—

(1)    Revenue adjustments: The company calculates Net revenues by reducing Operating revenues to exclude fees that are passed through to external parties who perform functions on behalf of, and distribute, the company’s managed funds. The Net revenue presentation assists in identifying the revenue contribution generated by the company, removing distortions caused by the differing distribution channel fees and allowing for a fair comparison with U.S. peer investment managers and within Invesco’s own investment units. Additionally, management evaluates Net revenue yield on AUM, which is equal to Net revenues divided by Average AUM during the reporting period, as an indicator of the Net revenues we receive for each dollar of AUM we manage.
Investment management fees are adjusted by renewal commissions and certain administrative fees. Service and distribution fees are primarily adjusted by distribution fees passed through to broker dealers for certain share classes and pass through fund-related costs. Other revenues are primarily adjusted by transaction fees passed through to third parties.
(2)    Invesco Great Wall: The company reflects 100% of Invesco Great Wall in its Net revenues and Adjusted operating income (and by calculation, Adjusted operating margin). The company’s non-GAAP operating results reflect the economics of these holdings on a basis consistent with the underlying AUM and flows. Adjusted net income is reduced by the amount of earnings attributable to the noncontrolling interests.
(3)    CIP: The company believes that the CIP may impact a reader’s analysis of our underlying results of operations and could result in investor confusion or the production of information about the company by analysts or external credit rating agencies that is not reflective of the underlying results of operations and financial condition of the company. Accordingly, the company believes that it is appropriate to adjust Operating revenues and Operating income for the impact of CIP in calculating the respective Net revenues and Adjusted operating income (and by calculation, Adjusted operating margin).
(4)    Amortization and impairment of intangible assets: The company removes amortization and non-cash impairment expense related to acquired assets in arriving at Adjusted operating income, Adjusted operating margin and Adjusted diluted EPS, as this will aid comparability of our results period to period, and aid comparability with peer companies that may not have similar acquisition-related charges.
(5)     Market valuation changes related to deferred compensation plan liabilities: Certain deferred compensation plan awards provide a return to the employee linked to the appreciation (depreciation) of specified investments. The company economically hedges the exposure to market movements on these deferred compensation liabilities. Since these liabilities are economically hedged, the company believes it is useful to remove the market movements related to the deferred compensation plan liabilities from the calculation of Adjusted operating income (and by calculation, Adjusted operating margin) and to remove the net impact of the economic hedge from the calculation of Adjusted net income (and by calculation, Adjusted diluted EPS) to produce results that will be more comparable period to period.
(6)    One-time acceleration of compensation expense for outstanding long-term awards: In the third quarter of 2024, the company recorded a one-time non-cash acceleration of $147.6 million in expense resulting from changes to the retirement criteria for vesting of outstanding long-term awards. Due to the non-recurring nature of this item, the company removed this expense in arriving at Adjusted operating income, Adjusted operating margin and Adjusted diluted EPS as this will aid comparability of our results period to period.
(7)    Severance: In the second quarter of 2025, the company removed the severance expense related to the reorganization of its fundamental equities investment teams. The company removed this expense in arriving at Adjusted operating income, Adjusted operating margin, Adjusted net income, and Adjusted diluted EPS, as this will aid comparability of our results period to period and aid comparability with peer companies that may not have similar reorganization related charges.
(8)     Software impairment: In the second quarter of 2025, the company removed the non-cash software impairment related to a strategic change in our fixed income investment platform. The company removed the expense in arriving at Adjusted operating income, Adjusted operating margin, Adjusted net income, and Adjusted diluted EPS as this will aid comparability of our results period to period.
(9)    General and administrative: In 2024, the company removed the expense related to the settlement of regulatory matters. Due to the non-recurring nature of these items, the company removed the expenses in arriving at Adjusted operating income, Adjusted operating margin and Adjusted diluted EPS as this will aid comparability of our results period to period.
(10)    Operating margin is equal to Operating income divided by Operating revenues.
(11)    Adjusted operating margin is equal to Adjusted operating income divided by Net revenues.
(12)     Impact of deferred income tax rate change: In the third quarter of 2025, the company removed a non-cash income tax benefit of $39.0 million related to the revaluation of the deferred tax liabilities for indefinite-lived intangible assets as a result of a decrease in the tax rate. The company removed this discrete tax benefit in arriving at Adjusted net income and Adjusted diluted EPS as it does not have a cash flow impact and will aid comparability of our results period to period.
(13)    Tax adjustment for amortization of intangible assets and goodwill: The company reflects the tax benefit realized on the tax amortization of goodwill and intangibles in Adjusted net income. The company believes it is useful to include this tax benefit in arriving at the Adjusted diluted EPS measure.
(14) Tax adjustment for impairment of intangible assets: the company removes non-cash income tax benefit related to the impairment of our indefinite-lived intangible assets related to prior acquisitions of management contracts of U.S. retail mutual funds. The company believes it is useful to include this tax benefit in arriving at the Adjusted diluted EPS measure.
(15)     Cost of preferred stock repurchase: In the second and fourth quarters of 2025, the company repurchased $1.0 billion and $0.5 billion, respectively, of the company’s outstanding Series A Preferred Stock held by MassMutual. The company removed the cost associated with the repurchase from the calculation of Adjusted net income (and by calculation, Adjusted diluted EPS) as this will aid comparability of our results period to period and aid comparability with peer companies that may not have similar repurchase related charges.
(16)    Adjusted diluted EPS is equal to Adjusted net income attributable to Invesco Ltd. divided by the weighted average number of common and restricted common shares outstanding.

Invesco Ltd.
Assets Under Management

	Three months ended				Twelve months ended
(in billions)	December 31, 2025	September 30, 2025	% Change	December 31, 2024	December 31, 2025	December 31, 2024	% Change
Beginning Assets	$2,124.8	$2,001.4	6.2%	$1,795.6	$1,846.0	$1,585.3	16.4%
Long-term inflows	135.9	138.4	(1.8)%	133.7	515.0	419.0	22.9%
Long-term outflows	(116.8)	(109.5)	6.7%	(108.1)	(433.8)	(353.9)	22.6%
Net long-term flows	19.1	28.9	(33.9)%	25.6	81.2	65.1	24.7%
Net flows in non-management fee earning AUM (a)	11.7	2.6	350.0%	10.2	22.1	29.8	(25.8)%
Net flows in money market funds	(0.3)	(5.4)	(94.4)%	25.1	1.1	23.4	(95.3)%
Total net flows	30.5	26.1	16.9%	60.9	104.4	118.3	(11.7)%
Reinvested distributions	21.5	1.0	2050.0%	12.5	24.5	16.0	53.1%
Market gains and losses	10.7	99.0	(89.2)%	(2.5)	193.9	142.7	35.9%
Dispositions	(15.9)	—	N/A	—	(15.9)	—	N/A
Foreign currency translation	(1.7)	(2.7)	(37.0)%	(20.5)	17.0	(16.3)	N/A
Ending Assets	$2,169.9	$2,124.8	2.1%	$1,846.0	$2,169.9	$1,846.0	17.5%

Ending long-term AUM	$1,942.3	$1,510.3	28.6%	$1,301.1	$1,942.3	$1,301.1	49.3%
Average long-term AUM	$1,581.7	$1,462.0	8.2%	$1,310.1	$1,428.6	$1,233.0	15.9%
Average AUM	$2,161.8	$2,060.4	4.9%	$1,824.4	$2,000.1	$1,712.2	16.8%
Average QQQ AUM	$402.8	$365.1	10.3%	$305.1	$351.8	$275.8	27.6%

Three months ended December 31, 2025			Twelve months ended December 31, 2025
By channel: (in billions)	Retail	Institutional	Retail	Institutional
Beginning Assets	$1,477.9	$646.9	$1,265.6	$580.4
Long-term inflows	94.4	41.5	359.0	156.0
Long-term outflows	(84.2)	(32.6)	(308.1)	(125.7)
Net long-term flows	10.2	8.9	50.9	30.3
Net flows in non-management fee earning AUM (a)	11.6	0.1	22.7	(0.6)
Net flows in money market funds	(0.2)	(0.1)	4.2	(3.1)
Total net flows	21.6	8.9	77.8	26.6
Reinvested distributions	21.4	0.1	24.3	0.2
Market gains and losses	4.4	6.3	160.1	33.8
Transfers	—	—	(9.5)	9.5
Dispositions	(9.4)	(6.5)	(9.4)	(6.5)
Foreign currency translation	(0.2)	(1.5)	6.8	10.2
Ending Assets	$1,515.7	$654.2	$1,515.7	$654.2

	Three months ended December 31, 2025			Twelve months ended December 31, 2025
By client domicile: (in billions)	Americas	Asia Pacific	EMEA	Americas	Asia Pacific	EMEA
Beginning Assets	$1,466.4	$320.0	$338.4	$1,315.5	$270.2	$260.3
Long-term inflows	63.7	49.8	22.4	241.9	178.0	95.1
Long-term outflows	(64.9)	(35.7)	(16.2)	(231.3)	(143.1)	(59.4)
Net long-term flows	(1.2)	14.1	6.2	10.6	34.9	35.7
Net flows in non-management fee earning AUM (a)	11.6	1.2	(1.1)	25.4	1.4	(4.7)
Net flows in money market funds	(0.5)	0.2	—	(3.3)	3.7	0.7
Total net flows	9.9	15.5	5.1	32.7	40.0	31.7
Reinvested distributions	21.3	—	0.2	24.0	—	0.5
Market gains and losses	(5.5)	3.3	12.9	118.5	20.6	54.8
Dispositions	—	(15.9)	—	—	(15.9)	—
Foreign currency translation	0.3	(1.9)	(0.1)	1.7	6.1	9.2
Ending Assets	$1,492.4	$321.0	$356.5	$1,492.4	$321.0	$356.5

See the footnotes immediately following these tables.

Invesco Ltd.
Assets Under Management (continued)

	Three months ended December 31, 2025
By investment capability (b): (in billions)	ETFs and Index (c)	Fundamental Fixed Income (d)	Fundamental Equities (e)	Private Markets (f)	China JV (g)	Multi-Asset/Other (h)	Global Liquidity (i)	QQQ (j)
Beginning Assets	$605.7	$308.8	$299.6	$130.9	$121.8	$82.1	$190.1	$385.8
Long-term inflows	48.5	21.1	14.0	7.0	36.6	3.7	—	5.0
Long-term outflows	(36.6)	(18.9)	(19.5)	(6.7)	(27.7)	(3.9)	—	(3.5)
Net long-term flows	11.9	2.2	(5.5)	0.3	8.9	(0.2)	—	1.5
Net flows in non-management fee earning AUM (a)	—	—	—	—	—	0.4	—	11.3
Net flows in money market funds	—	—	—	—	(0.1)	0.3	(0.5)	—
Total net flows	11.9	2.2	(5.5)	0.3	8.8	0.5	(0.5)	12.8
Reinvested distributions	0.6	0.7	19.5	0.2	—	0.5	—	—
Market gains and losses	11.9	2.4	(13.9)	(0.6)	(0.4)	2.6	0.1	8.6
Dispositions	—	—	—	—	—	(15.9)	—	—
Foreign currency translation	0.1	(2.6)	(1.3)	(0.1)	2.3	(0.1)	—	—
Ending Assets	$630.2	$311.5	$298.4	$130.7	$132.5	$69.7	$189.7	$407.2

Average AUM	$626.0	$310.4	$298.6	$131.6	$126.0	$73.8	$192.6	$402.8

	Twelve months ended December 31, 2025
By investment capability (b): (in billions)	ETFs and Index (c)	Fundamental Fixed Income (d)	Fundamental Equities (e)	Private Markets (f)	China JV (g)	Multi-Asset/Other (h)	Global Liquidity (i)	QQQ (j)
Beginning Assets	$484.9	$279.1	$276.7	$129.6	$93.2	$72.2	$191.4	$318.9
Long-term inflows	197.6	89.6	50.5	28.4	124.0	19.9	—	5.0
Long-term outflows	(135.4)	(72.5)	(71.6)	(30.6)	(101.2)	(19.0)	—	(3.5)
Net long-term flows	62.2	17.1	(21.1)	(2.2)	22.8	0.9	—	1.5
Net flows in non-management fee earning AUM (a)	—	—	—	—	—	0.3	—	21.8
Net flows in money market funds	—	—	—	—	3.2	0.3	(2.4)	—
Total net flows	62.2	17.1	(21.1)	(2.2)	26.0	1.5	(2.4)	23.3
Reinvested distributions	0.6	2.2	20.1	0.8	—	0.6	0.2	—
Market gains and losses	79.0	11.0	20.6	(0.1)	8.5	9.7	0.2	65.0
Dispositions	—	—	—	—	—	(15.9)	—	—
Foreign currency translation	3.5	2.1	2.1	2.6	4.8	1.6	0.3	—
Ending Assets	$630.2	$311.5	$298.4	$130.7	$132.5	$69.7	$189.7	$407.2

Average AUM	$553.6	$299.0	$284.0	$131.3	$108.7	$75.6	$196.1	$351.8

See the footnotes immediately following these tables.

Invesco Ltd.
Footnotes to the Assets Under Management Tables

(a)Non-management fee earning AUM includes non-management fee earning ETFs, UIT and product leverage.
(b)Investment capabilities are descriptive groupings of AUM by investment strategy.
(c)ETFs and Index includes ETFs and Indexed Strategies and excludes Invesco QQQ Trust.
(d)Fundamental Fixed Income includes Fixed Income products, including certain ETFs managed within this capability.
(e)Fundamental Equities includes Equity products.
(f)Private Markets includes Private Credit and Real Estate investments comprised primarily of Real Estate, CLOs, Private Credit and listed real assets, including certain ETFs managed within this capability.
(g)China JV represents only those assets under management in Invesco’s China JV. Comparative periods have been recast to align with the current period’s category presentation.
(h)Multi-Asset/Other includes Global Asset Allocation, Invesco Quantitative Strategies, Global Targeted Returns, Solutions, UITs, including certain ETFs, managed within this capability; also included products managed by Invesco Asset Management (India) Private Limited until the October 31, 2025 sale. Comparative periods have been recast to align with the current period’s category presentation.
(i)Global Liquidity is comprised mainly of Money Market funds.
(j)QQQ represents assets held within Invesco QQQ Trust. Non-management fee earning flows reflect the Invesco QQQ fund flows prior to its restructuring from a unit investment trust ETF to an open-end fund ETF on December 20, 2025; following the restructuring, the fund’s flows are included in long-term flows.

Invesco Ltd.
Supplemental Information(1)

	For the three months ended December 31, 2025			For the three months ended December 31, 2024
Cash flow information (in millions)	U.S. GAAP	Impact of CIP	Excluding CIP	U.S. GAAP	Impact of CIP	Excluding CIP
Invesco and CIP cash and cash equivalents, beginning of period	$1,523.8	$(550.7)	$973.1	$1,639.4	$(594.5)	$1,044.9
Cash flows from operating activities	455.8	(47.5)	408.3	316.9	(5.8)	311.1
Cash flows from investing activities	(352.2)	569.6	217.4	(16.9)	(127.5)	(144.4)
Cash flows from financing activities	356.1	(913.2)	(557.1)	(392.5)	214.5	(178.0)
Increase/(decrease) in cash and cash equivalents	459.7	(391.1)	68.6	(92.5)	81.2	(11.3)
Foreign exchange movement on cash and cash equivalents	(3.7)	(0.5)	(4.2)	(50.9)	3.8	(47.1)
Cash and cash equivalents, end of the period	$1,979.8	$(942.3)	$1,037.5	$1,496.0	$(509.5)	$986.5

	For the year ended December 31, 2025			For the year ended December 31, 2024
Cash flow information (in millions)	U.S. GAAP	Impact of CIP	Excluding CIP	U.S. GAAP	Impact of CIP	Excluding CIP
Invesco and CIP cash and cash equivalents, beginning of period	$1,496.0	$(509.5)	$986.5	$1,931.6	$(462.4)	$1,469.2
Cash flows from operating activities	1,525.3	(165.0)	1,360.3	1,190.0	(114.8)	1,075.2
Cash flows from investing activities	(974.4)	1,134.7	160.3	68.4	(308.4)	(240.0)
Cash flows from financing activities	(149.5)	(1,365.6)	(1,515.1)	(1,661.6)	374.0	(1,287.6)
Increase/(decrease) in cash and cash equivalents	401.4	(395.9)	5.5	(403.2)	(49.2)	(452.4)
Foreign exchange movement on cash and cash equivalents	82.4	(36.9)	45.5	(32.4)	2.1	(30.3)
Cash and cash equivalents, end of the period	$1,979.8	$(942.3)	$1,037.5	$1,496.0	$(509.5)	$986.5

(1)     These tables include non-GAAP presentations. Cash held by CIP is not available for use by Invesco. Additionally, there is no recourse to Invesco for CIP debt. The cash flows of CIP do not form part of the company’s cash flow management processes, nor do they form part of the company’s significant liquidity evaluations and decisions.

Invesco Ltd.
Supplemental Information(1)

	December 31, 2025			December 31, 2024
Balance Sheet information (in millions)	U.S. GAAP	Impact of CIP	Excluding CIP	U.S. GAAP	Impact of CIP	Excluding CIP
ASSETS
Cash and cash equivalents	$1,037.5	$—	$1,037.5	$986.5	$—	$986.5
Investments	1,381.1	397.1	1,778.2	1,240.0	401.4	1,641.4
Goodwill and intangible assets, net	12,404.4	—	12,404.4	14,067.4	—	14,067.4
Other assets (2)	2,121.2	11.2	2,132.4	2,340.5	11.1	2,351.6
Investments and other assets of CIP (3)	10,149.8	(10,149.8)	—	8,374.5	(8,374.5)	—
Total assets	$27,094.0	$(9,741.5)	$17,352.5	$27,008.9	$(7,962.0)	$19,046.9
LIABILITIES
Debt	$1,825.1	$—	$1,825.1	$890.6	$—	$890.6
Other liabilities (4)	3,296.4	—	3,296.4	3,596.4	—	3,596.4
Debt and other liabilities of CIP	8,967.6	(8,967.6)	—	6,853.1	(6,853.1)	—
Total liabilities	$14,089.1	$(8,967.6)	$5,121.5	$11,340.1	$(6,853.1)	$4,487.0
EQUITY
Total equity attributable to Invesco Ltd.	$12,231.0	$—	$12,231.0	$14,559.9	$—	$14,559.9
Noncontrolling interests (5)	773.9	(773.9)	—	1,108.9	(1,108.9)	—
Total equity	13,004.9	(773.9)	12,231.0	15,668.8	(1,108.9)	14,559.9
Total liabilities and equity	$27,094.0	$(9,741.5)	$17,352.5	$27,008.9	$(7,962.0)	$19,046.9

(1)    This table includes non-GAAP presentations. Assets of CIP are not available for use by Invesco. Additionally, there is no recourse to Invesco for CIP debt.

(2)    Amounts include Accounts receivable, Property, equipment and software, and Other assets.

(3)    Amounts include Cash and cash equivalents of CIP.

(4)    Amounts include Accrued compensation and benefits, Accounts payable and accrued expenses, and Deferred tax liabilities.

(5)    Amounts include Redeemable noncontrolling interests in consolidated entities and Equity attributable to nonredeemable noncontrolling interests in consolidated entities.